Exhibit 4.50

FOURTH AMENDMENT TO EXCLUSIVE RAGNAROK

AUTHORIZATION AND DISTRIBUTION AGREEMENT

This Fourth Amendment (hereinafter referred to as “this Amendment”) is made and entered into on this 2nd day of March, 2014, by and between Gravity Co., Ltd., (hereinafter referred to as “Gravity”), a corporation duly organized under the laws of the Republic of Korea, having its principal offices at 15F Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea and Level Up! Interactive S.A (hereinafter referred to as “LUISA”), a corporation having its principal place of business at Avenida Jabaquara, 3060 — 8o. andar, 04046-000, in the city of Sao Paulo, State of Sao Paulo, enrolled with the Ministry of Finance Tax Registration Number under CNPJ/MF 06.142.151/0001-60.

RECITALS

WHEREAS, Gravity and LUISA (“Parties” collectively) entered into an Exclusive Ragnarok Authorization and Distribution Agreement (“The Agreement”), dated March 2nd, 2009.

WHEREAS, Parties entered into a First Amendment to Exclusive Ragnarok Authorization and Distribution Agreement (“First Amendment”), dated January 17th, 2011.

WHEREAS, Parties entered into a Second Amendment to Exclusive Ragnarok Authorization and Distribution Agreement (“Second Amendment”), dated August 1st, 2011.

WHEREAS, Parties entered into a Third Amendment to Exclusive Ragnarok Authorization and Distribution Agreement (“Third Amendment”), dated October 29th, 2012.

WHEREAS, Parties hereto desire to renew The Agreement as specified below.

NOW, THEREFORE, in consideration of the mutual promise and covenants contained herein, Parties agree as follows:

I. Term

Parties agreed to extend The Agreement for Two (2) years from the expiration of The Agreement extended by the First Amendment and Third Amendment with conditions stated in this Amendment. The newly extended term of The Agreement shall be from March 2nd, 2014 to March 1st, 2016.

II. Authorization Fee

LUISA shall pay to Gravity a non-recoupable and non-refundable renewal Authorization fee (hereinafter referred to as “Authorization Fee”) in the amount of Fifty Thousand US Dollars (US$50,000) within Fifteen (15) calendar days after the effective date of this Amendment.

III. Installation and Maintenance Assistance

The Article 4.3 of The Agreement shall be deleted in its entirety and replaced with the following term, and the Article 4.4 shall be added as follows :

4.3       Every issue regarding the operation and maintenance of the Local Version, shall be taken care of during Gravity’s office hour (09:30 AM ~ 18:30 PM / Korean Time), and any issue reported after Gravity’s office hour shall be taken care of next day. Every critical problems or emergency ones that prevent End Users to play the Game, or critical bugs or any other problems that can affect the Game Revenue shall be reported to Gravity’s staffs (operation administrator or project manager) right away so that Gravity may make its best effort to solve such issues as soon as possible, based on the deep trust between the Parties. To avoid of doubt, Parties agree that the weekly maintenance shall be done on Tuesdays from 07:00am to 13:00pm in Brazil local time, or any other week day and time mutually agreed by both Parties.

4.4. Any further assistance may be rendered by Gravity upon mutual agreement of the Parties.

IV. Continuing Effectiveness of the Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in The Agreement amended by its amendments, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, Parties have executed this Amendment on the date first above written.

Gravity Co., Ltd.		Level Up! Interactive S.A

By:		By:

Name:	Hyun Chul Park	Name:

Title:	CEO	Title:

Level Up! Interactive S.A

By:

Name:

Title: